ITEM 77M: Mergers

Morgan Stanley Institutional Fund, Inc. - Large Cap Relative
Value Portfolio

      On  April 5, 2006 a Special Meeting of Shareholders of
Morgan  Stanley Institutional Fund Trust - Equity  Portfolio
("Equity")  was held to consider and vote upon an  Agreement and  Plan of Reorganization (the "Reorganization Agreement")
between Equity and Morgan Stanley Institutional Fund, Inc. -
Large  Cap Relative Value Portfolio ("Large Cap"),  pursuant to  which substantially all of the assets of Equity would be combined with those of Large Cap and shareholders of  Equity would  become shareholders of Large Cap receiving shares  of
Large  Cap with a value equal to the value of their holdings
in  Equity.   On  October 27. 2005  the Board  of  Directors
unanimously  approved the Reorganization Agreement,  and  on
April  5, 2006 the Reorganization Agreement was approved  by the  affirmative vote of a majority of the shares of  Equity represented in person or by proxy and entitled  to  vote  at the meeting.

     On April 28, 2006, the Reorganization Agreement between
Equity  and Large Cap was completed according to  the  terms set forth above and in the Reorganization Agreement.